EXHIBIT 99.1

China Fire & Security Group, Inc. Announces Receipt of "Going Private" Proposal

BEIJING, March 7, 2011 (GLOBE NEWSWIRE) -- China Fire & Security Group, Inc. (Nasdaq:CFSG) ("China Fire" or the "Company"), a leading industrial fire protection product and solution provider in China, announced today that the Special Committee of its Board of Directors (the "Special Committee") has received a non-binding letter from a leading global private equity firm (the "PE"), pursuant to which the PE proposes to acquire all of the outstanding shares of common stock of China Fire in cash at a price which represents a premium over the current stock price (the "Proposal").  According to the Proposal, the PE is willing to structure the proposed acquisition to allow the existing members of the Company's management to exchange all or part of their equity interests in the Company into equity securities in the post-acquisition company. The Proposal is subject to certain conditions, including, among other things, successful completion of due diligence to the satisfaction of the PE.

The Special Committee, which was formed to consider certain potential transactions involving the Company (including the Proposal), has retained Barclays Capital as its financial advisor and Shearman & Sterling LLP as its legal counsel to assist it in consideration of such matters. The Board cautions the Company's shareholders and others considering trading in its securities that no decision has been made by the Special Committee with respect to the Company's response to the Proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc. is a leading total solution provider of industrial fire protection systems in China. Leveraging on its proprietary technologies, China Fire is engaged primarily in the design, manufacturing, sales and maintenance services of a broad product portfolio including detectors, controllers, and fire extinguishers. The Company owns a comprehensive portfolio of patents covering fire detection, system control and fire extinguishing technologies, and via its nationwide direct sales force, has built a solid client base including major companies in iron and steel, power, petrochemical and transportation industries throughout China. For more information about the Company, please go to http://www.chinafiresecurity.com.

Cautionary Statement Regarding Forward Looking Information

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Further information regarding these and other risks is included in the Company's filings with the U.S. Securities and Exchange Commission.  China Fire does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

CONTACT: China Fire & Security Group, Inc.
         Gu Bin, Investor Relations
         Tel: +86-10-8441-7400
         Email: ir@chinafiresecurity.com